As filed with the Securities and Exchange Commission on November 8, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ANTEX BIOLOGICS INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1563899

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

300 Professional Drive
Gaithersburg, Maryland 20879
(301) 590-0129

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

V.M. Esposito
Chief Executive Officer
Antex Biologics Inc.
300 Professional Drive
Gaithersburg, Maryland 20879
(301) 590-0129

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
D. Michael Lefever, Esq.
Covington & Burling
P.O. Box 7566, 1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20044-7566
Tel: (202) 662-5276
Facsimile: (202) 778-5276

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered (1)	unit (2)	price (2)	registration fee

Common Stock, $.01 par value	10,073,379 (3)	$ 3.094	$ 31,167,035	$ 8,228.10

(1) Consists exclusively of shares of Common Stock being registered for resale.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Represents the average of the high and low prices for the Common Stock on the American Stock Exchange for November 7, 2000.

(3) Pursuant to Rule 416 under the Securities Act, the number of shares registered hereby includes such additional number of shares of Common Stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME

ii

EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

iii

The information in this prospectus is not complete and may be changed. We may not sell the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission relating to this prospectus is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION
DATED NOVEMBER 8, 2000

10,073,379 shares of Common Stock

ANTEX BIOLOGICS INC.

      The stockholders of Antex identified in this prospectus are offering for sale under this prospectus a total of 10,073,379 shares of Antex common stock, including 1,224,242 shares that are issuable upon the conversion of shares of Antex Series A Convertible Preferred Stock and 3,766,512 shares that are issuable upon the exercise of warrants to purchase Antex common stock.

      The selling stockholders may sell their shares in transactions on the American Stock Exchange, on which the Antex common stock is listed, at prevailing market prices. Alternatively, the selling stockholders may elect to sell their shares in privately negotiated transactions at market prices, at prices related to the market price, or at negotiated prices.

      A selling stockholder may offer shares for sale to or through securities dealers or securities brokers. If a dealer is used in the sale, the selling stockholder will sell the shares to the dealer as principal and the dealer may then resell the shares to the public at varying prices to be determined by the dealer at the time of resale. If a broker is used in the sale, the broker will resell the shares for the account of the selling stockholder on a best efforts basis and will receive compensation in the form of a commission from the selling stockholder.

      Antex will not receive any proceeds from the sale of the shares offered by this prospectus.

      The trading symbol for the Antex common stock is “ANX.”

      Investment in the Antex common stock involves a high degree of risk. See “Risk Factors” beginning on page [__].

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________ , 2000

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	[___]

FORWARD-LOOKING STATEMENTS	[___]

WHERE YOU CAN FIND MORE INFORMATION	[___]

USE OF PROCEEDS	[___]

SELLING STOCKHOLDERS	[___]

PLAN OF DISTRIBUTION	[___]

LEGAL MATTERS	[___]

EXPERTS	[___]

      You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus. Antex has not authorized any other person to provide you with different information. The information in this prospectus is correct as of the date of this prospectus. You should not assume that there has not been any change in the affairs of Antex since the date of this prospectus or that the information in this prospectus is correct as of any time after its date. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities in any circumstances in which an offer to sell or a solicitation of an offer to buy is unlawful.

PROSPECTUS SUMMARY

      The following summary highlights selected information from this prospectus, including information incorporated by reference. It may not contain all of the information that is important to you. For more detailed information about Antex and the securities being offered, you should read this entire prospectus including the information incorporated by reference, which includes the financial statements and the notes to the financial statements.

THE COMPANY

      Antex is a biopharmaceutical company committed to developing and marketing novel products to prevent and treat infections and related diseases. The current focus is on the discovery and development of products for the prevention and/or treatment of bacterial infections, particularly respiratory, gastrointestinal, and sexually-transmitted diseases, and hospital-acquired infections.

Antex’s lead products are:

•	HELIVAX – a vaccine intended to prevent and eradicate gastric infections by Helicobacter pylori, the primary causative agent of gastric and duodenal ulcers. Helicobacter pylori is also associated with stomach cancers and sudden infant death syndrome. Clinical trials of this potential vaccine currently are underway. Enrollment has been completed in a clinical trial to assess immune responses of alternative dosing schedules and formulations of the vaccine, completion of which is anticipated in the first quarter of 2001. Antex expects to initiate a Phase II clinical trial in 2001. The targeted recipients of the vaccine are infants, children and adults.

•	CAMPYVAX – a vaccine to prevent gastrointestinal infections by Campylobacter jejuni, the second most common bacterial cause of diarrhea. Campylobacter jejuni is the most common food-borne pathogen in the United States, and also causes one of the most severe forms of Traveler’s Diarrhea. Antex and the United States Navy have entered into a Cooperative Research and Development Agreement whereby the Navy is supporting and conducting clinical trials of CAMPYVAX. Two successful Phase I clinical trials and a Phase II challenge trial of Campylobacter infection have been completed. Antex expects to commence another Phase II clinical trial in 2001. The targeted recipients of the vaccine are infants, children and adults. Antex retains the commercial rights to CAMPYVAX.

•	ACTIVAX – a combination vaccine to prevent gastrointestinal infections by Campylobacter jejuni, Shigella, and enterotoxogenic E. coli (“ETEC”). ETEC is the leading cause of Traveler’s Diarrhea. Shigella is another leading cause of diarrheal disease worldwide. After successfully completing in February 2000 a Phase I Small Business Technology Transfer Program (“STTR”) grant from the U.S. Department of the Army, Antex received in June 2000 a follow-on Phase II STTR grant from the U.S. Department of the Army to support the further development of the Shigella and ETEC components of this multivalent vaccine. This second grant will support a Phase I clinical trial of the Shigella component vaccine and preclinical development of the ETEC component vaccine. The Phase I clinical trial of the Shigella component of the vaccine will be initiated in 2001. The targeted recipients of the vaccine are infants, children and adults. Antex retains the commercial rights to ACTIVAX.

•	TRACVAX – a vaccine to prevent infections by Chlamydia trachomatis, the most prevalent sexually transmitted disease in the world. Chlamydia trachomatis causes urogenital disorders such as pelvic inflammatory disease and infertility, and also causes infant conjunctivitis, blindness, and pneumonia. Using functional genomics, Antex has identified two families of proteins that are being evaluated as vaccine candidates to prevent this chronic infection. Two of these proteins are currently undergoing evaluation in preclinical studies. Antex has shown in a preclinical animal model of disease that the subunit vaccine generated a strong immune response and that the vaccine protected animals from infertility caused by Chlamydial infections. Antex expects that an initial Phase I clinical trial of TRACVAX will begin in 2001.

      In addition to these vaccines, Antex is using its proprietary technologies in an effort to develop novel antibiotics. In this connection, Antex scientists have identified novel chemical structures that are being evaluated as potential antibiotics to treat increasingly antibiotic-resistant bacterial infections. Preclinical evaluations of several compounds are being conducted to determine whether they have the ability to kill a broad spectrum of hospital-acquired bacterial infections and specifically Helicobacter pylori. Additionally, in October 2000, Antex licensed, from the University of Maryland, new peptide antibiotics that have been shown to kill a broad spectrum of disease-causing bacteria, including the major resistant nosocomial pathogens, methicillin-resistant Staphylococcus aureus, vancomycin-resistant enterococci, Streptococcus, Pseudomonas, Escherichia coli, and Klebsiella.

      In its research and development activities, Antex relies on the following platform technologies:

      Antigen Receptor Technology (ART) — The tools and reagents of ART technology are used by Antex to develop products that interfere with bacterial attachment to the mucosal surfaces of humans and other animals. Using ART, Antex’s scientists have identified the molecular structure of host cell receptors for more than 60 microbes or microbial toxins. Once the receptor is identified, Antex then uses it as a tool to identify and purify the corresponding microbial adhesin or toxin. These adhesin proteins are being developed as subunit vaccines for active immunization, with the idea that preventing bacterial attachment to the host will protect against disease. Based on data from preclinical animal models, Antex believes that vaccines aimed at stimulating the production of antibodies against these highly conserved adhesion proteins should be effective in providing immunity to a wide variety of strains of a given species. Further, Antex believes that both the microbial adhesins and toxins, together with their corresponding host cell receptors, could present novel targets and vehicles for the design of new antibiotics to treat microbial infections.

      Nutriment Signal Technology (NST) — NST is used to grow bacteria under conditions that mimic the growth of the bacteria in the human body. Pathogenic microbes require a specific environment and nutrients to survive, reproduce, and cause infection. Antex scientists discovered that adding components identified in mucus and other natural environmental signals to laboratory cultures caused certain changes in laboratory grown bacteria. They have developed methods to analyze the virulence properties of many bacteria, and critical environmental signals that affect how and under what conditions these bacteria cause disease. Antex has shown that NST-grown bacteria express antigens and other virulence factors that more closely resemble those seen within the body than do bacteria grown using traditional laboratory conditions. Antex believes that antigens grown in this manner can be used to produce more potent and better targeted vaccines for inducing immunity against an infectious agent. Antex also has discovered that the antibiotic sensitivity of NST produced bacteria grown in the laboratory may be more similar to that of bacteria within an infected host than conventionally grown bacteria. Because the profile of antibiotic susceptibility or resistance of NST-bacteria may be more closely related to the sensitivity of the bacteria under actual disease conditions, Antex believes that the identification of novel antibiotics should be facilitated.

      Virulence Expression Profiling (VEP) — This technology combines knowledge of genomic expression profiling (when and how genes are turned on) with NST. Antex believes that it may be able to exploit the novel proteins and enzymes identified through its VEP technology to develop antibiotics and vaccines. The emergence of DNA microarray technology now provides a means to measure simultaneously the activity of multiple genes. Bacterial gene expression can be studied at both the qualitative level (whether a gene is turned on) and the quantitative level (how much protein will be produced as a result of the gene being turned on). This comparative process, genomic expression profiling, can be employed to identify novel virulence factors and virulence-associated functions. Differences in gene expression patterns between NST-cultivated and conventionally-grown organisms may allow the identification of genes that encode previously unknown and uncharacterized proteins involved in the production and assembly of virulence factors. Antex’s VEP technology enables the rapid identification of genes encoding virulence factors and permits the identification of microbial genes required for the persistence of bacteria in the human body and disease manifestation.

      In addition to the relationships with the U.S. Navy and U.S. Army referred to above, Antex has entered into the strategic alliances with the following companies to develop specific vaccine products:

      Aventis Pasteur — Using ART, Antex discovered and developed a subunit vaccine to prevent infections by nontypeable Haemophilus influenzae, a significant cause of ear infections in infants and children. In 1994, Antex licensed this vaccine, a recombinant form of a proprietary protein, Hin47, to Aventis Pasteur on an exclusive basis worldwide (other than the Asia-Pacific region) to develop, produce and market. In exchange, Antex has received, and is entitled to receive in the future, milestone payments at specified points during the development of this vaccine, and is entitled to receive royalty payments if a product is commercialized. Phase I clinical trials have been completed. Antex has been informed by Aventis Pasteur that it anticipates commencing a Phase II clinical trial in 2001.

      SmithKline Beecham — A strategic alliance, which was established in 1996 with SmithKline Beecham to develop and commercialize human bacterial vaccines utilizing the Company’s proprietary technologies, was restructured in 1999. The restructured agreement gives SmithKline Beecham exclusive worldwide rights to specific vaccine antigens to protect against infections caused by Moraxella catarrhalis, Neisseria meningitidis serotypes A, B and C, nontypeable Haemophilus influenzae, Streptococcus pneumoniae, and Chlamydia trachomatis. SmithKline Beecham is responsible for the development and commercialization of these vaccines and is required to make milestone payments at specific points in the development process and to pay royalties on the sales of any product that results. Each of these potential products is in preclinical stages of development.

THE PRIVATE PLACEMENT

      On March 15, 2000, Antex completed a private placement in which it sold 18,717,864 A Units and 4,454,545 B Units, in each case at a price of $.66 per unit. After taking into account the expenses associated with the financing, the private placement resulted in proceeds to Antex of approximately $15,100,000. Each A Unit consisted of one share of Antex common stock and one Class A Warrant. Each B Unit consisted of one-one hundredth of a share of Series A Convertible Preferred Stock and one Class B Warrant. As compensation for services in connection with the private placement, Antex issued to various entities 1,666,666 B Units, 3,409,091 Class C Warrants, and 3,409,091 Class D Warrants.

      The shares of Antex common stock issued in the private placement, as well the shares of Antex common stock issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of the Class A Warrants, the Class C Warrants, and the Class D Warrants, have been registered and are being offered by means of this prospectus for resale by the selling stockholders.

      A more detailed description of the securities issued in the private placement, including the effect of the reverse stock split referred to below, is provided under the heading “Selling Stockholders.”

REVERSE STOCK SPLIT

      On July 19, 2000, Antex effected a reverse stock split in which every five outstanding shares of Antex common stock were combined into one share of Antex common stock. This action was taken by the Board of Directors under authority conferred on the Board by the stockholders at the 1999 Annual Meeting.

THE OFFERING

Shares of Antex common stock offered
    by selling stockholders:
            Outstanding
            Issuable upon the conversion of
                  Series A Convertible Preferred Stock
            Issuable upon the exercise of Class
                  A, C or D Warrants

Total	5,082,625 1,224,242 3,766,512 10,073,379

Number of shares of Antex common stock outstanding	10,959,743

Offering price	The selling stockholders may offer the shares for sale either at the market price at the time of the sale, at a price related to the market price or at a negotiated price. On November 7, 2000, the closing sale price per share of the Antex common stock on the American Stock Exchange was $3.125.

American Stock Exchange Symbol	ANX.

RECENT DEVELOPMENTS

      Effective July 31, 2000, the Board of Directors appointed Stephen N. Keith, MD, as President and Chief Operating Officer of Antex. Dr. Keith is a Fellow of the Academy of Pediatrics and a Diplomate of the American Board of Pediatrics. From 1982 to 1987, Dr. Keith served on the faculty of the Charles Drew Medical School and the UCLA School of Medicine in the Department of Pediatrics. From 1987 to 1990, Dr. Keith served as a Health Policy Advisor to the US Senate Committee on Labor and Human Resources, under Senator Edward M. Kennedy. Dr. Keith held varied positions with Merck & Co., Inc. from 1990 to 1995 and most recently Dr. Keith served as Vice President — Marketing and Sales, North American Vaccine, Inc.

      On August 24, 2000, the Antex common stock began trading on the American Stock Exchange. The Antex common stock had previously been quoted on the OTC Bulletin Board.

RISK FACTORS

      Before you invest in Antex common stock, you should carefully consider the following risks. In addition, there may be other risks that we currently do not know about or that we currently believe to be immaterial. Any of these risks could adversely affect our business, financial condition, results of operations, or prospects. If so, the trading price of the Antex common stock could decline and you may lose all or part of your investment.

NONE OF ANTEX’S PROPOSED PRODUCTS HAVE BEEN COMMERCIALLY DEVELOPED OR SOLD, AND WE HAVE GENERATED ONLY LIMITED REVENUES. THERE CAN BE NO ASSURANCE THAT WE WILL EVER GENERATE SIGNIFICANT REVENUES.

      Antex began operations as a development stage company in August 1991. None of Antex’s proposed products have been commercially developed or sold, and we have generated only limited research revenue. Prospective investors should be aware of the problems, delays, expenses and difficulties encountered by any development stage company, many of which are beyond our control. There can be no assurance that we will successfully complete the transition from a development stage company and generate significant revenues. Even if any of our proposed products are developed and the required regulatory approvals obtained, there can be no assurance that our proposed products can be successfully manufactured or marketed on a commercial basis.

ANTEX HAS INCURRED SUBSTANTIAL LOSSES AND ANTICIPATES SIGNIFICANT LOSSES IN THE FUTURE.

      Antex has an accumulated deficit for the period from its inception (August 3, 1991) through June 30, 2000, of $21,286,440. We had net losses in 1998 and 1999 of $2,833,687 and $3,483,674, respectively. For the six months ended June 30, 2000, we had a net loss of

$2,807,977. We expect to incur net losses for the foreseeable future during the next several years.

ANTEX’S PROPOSED PRODUCTS REQUIRE FURTHER RESEARCH AND DEVELOPMENT AND CLINICAL TESTING. IF FURTHER RESEARCH AND DEVELOPMENT IS NOT SUCCESSFULLY COMPLETED, OR CLINICAL TESTING RESULTS ARE UNFAVORABLE, WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

      Antex’s proposed products are currently in the research and development stage and will require further research and development, clinical testing, and investment prior to commercialization in the United States or abroad. There can be no assurance that any of our proposed products will be successfully developed, prove to be safe or effective, or meet applicable regulatory standards, demonstrate substantial protective or therapeutic benefits, be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed. We do not expect to obtain regulatory approval for the commercial sale of any of our products for a number of years, if at all. Without the commercialization of one or more of our products, we will not be able to generate significant revenues.

EVEN WITH THE PROCEEDS RAISED IN THE MARCH 2000 PRIVATE PLACEMENT, ANTEX WILL NEED ADDITIONAL FUNDING TO COMMERCIALIZE ITS POTENTIAL PRODUCTS.

      The private placement in March 2000 raised net proceeds of approximately $15,100,000. Barring unforeseen developments, these proceeds should permit us to sustain our research and development program until December 2001. We will need additional funds to finance our operations after this date. The other parties to our various licensing and cooperative agreements have no obligation to provide future funding of our operations. Although a significant portion of our revenue in prior years has been payments from SmithKline for research and development relating to the products covered by our arrangement with SmithKline, as the result of the dissolution of the joint venture, we do not believe that SmithKline will be a significant source of additional research and development funding in future years. There can be no assurance that the additional funding that we will require will be available on acceptable terms, if at all. An absence of adequate funding could force us to cease operations. Moreover, any funding we do obtain could involve dilution to current stockholders or restrictions on our operations.

ANTEX’S OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION. COMPLIANCE WITH GOVERNMENT REGULATION CAN INVOLVE SIGNIFICANT COSTS AND DELAYS, AND A FAILURE TO COMPLY WITH GOVERNMENT REGULATION COULD PREVENT OR DELAY THE COMMERCIALIZATION OF OUR PROPOSED PRODUCTS.

      The production and marketing of our proposed products, and our research and development activities, are subject to regulation by numerous governmental authorities in the United States and, to the extent that we may be engaged in activities outside of the United States, in other countries. In the United States, vaccines, drugs and various diagnostic products are subject to rigorous review of safety and effectiveness by the Food and Drug Administration. The Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of these types of products. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve product license applications or refusal to allow us to enter into supply contracts. The Food and Drug Administration also has the authority to revoke product licenses and establishment licenses that it has previously granted. The regulatory process governing pharmaceutical products, including required testing, can take a number of years and require the expenditure of substantial resources.

ANTEX’S SUCCESS WILL DEPEND IN LARGE PART ON ITS ABILITY TO OBTAIN PATENTS, MAINTAIN TRADE SECRETS AND OPERATE WITHOUT INFRINGING ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. A LACK OF PROTECTION FOR OUR TECHNOLOGY AND PROPOSED PRODUCTS, OR INFRINGEMENT ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, COULD INCREASE COMPETITION OR IMPOSE COSTS, EITHER OF WHICH WOULD REDUCE OUR PROFITABILITY.

      Antex owns or has rights to 26 issued U.S. patents and nine pending patent applications in the United States, with corresponding allowed or issued patents and patent applications in many foreign countries. Eleven of the issued patents and patent applications in the United States (and many of the corresponding international patents) have been licensed exclusively to third parties. There can be no assurance that these pending patent applications will result in issued patents, or that any patents issued or licensed to us will not be challenged, invalidated or circumvented. Any lack of protection afforded by our patents covering Antigen Receptor Technology and Nutriment Signal Transduction could prove especially harmful, since development of our proposed products relies to a large extent on these technologies. There can also be no assurance that we will obtain rights in additional patents, that any patents owned by us or licensed to us will provide us with competitive advantages, that any application of our technologies will not infringe patents or intellectual property rights of third parties, or that licenses that might be required to avoid infringement would be available on terms acceptable to us. Furthermore, there can be no assurance that third parties will not independently develop products similar to our proposed products, duplicate any of our proposed products, or design around the patented aspects of our proposed products.

      As a general matter, the patent position worldwide of biotechnology firms is highly uncertain, involving as they do complex legal and factual questions. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months or even years, we cannot be certain that third parties have not filed, or that we are the first to file, patent applications covering aspects of our technology or our proposed products. Moreover, patent litigation is becoming more widespread in the biotechnology industry. We cannot assure you that third parties will not bring legal actions against us for patent infringement. Patent litigation could consume a substantial portion of our resources and harm our financial position even if we are ultimately successful. Finally, due to differences in U.S. and foreign patent laws, foreign patents may be more difficult to obtain than U.S. patents, and foreign patents, even if obtained, may not provide the level of protection provided by U.S. patents.

      We also rely on trade secrets, confidentiality agreements and other forms of protection for protecting our technology or proposed products. We can provide no assurance that third parties will not independently develop substantially equivalent technology or products, disclose our technology or proposed products, or gain access to our technology or proposed products. Finally, our involvement with consultants, strategic partners and similar third parties could lead to contractual disputes over ownership of intellectual property.

ANTEX COMPETES AGAINST LARGE BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES, IN ADDITION TO ACADEMIC INSTITUTIONS, HOSPITALS AND OTHER PUBLIC OR PRIVATE RESEARCH ORGANIZATIONS. IF WE DO NOT COMPETE SUCCESSFULLY IN OUR RAPIDLY EVOLVING AND HIGHLY COMPETITIVE MARKET, WE MAY NEVER GENERATE SIGNIFICANT PROFITS.

      Antex is engaged in a rapidly evolving and highly competitive field. Competition from biotechnology and pharmaceutical companies is intense. Many of these companies have capital resources, research and development staffs, and facilities and experience related to obtaining regulatory approvals and to manufacturing, marketing and distribution of products substantially greater than ours. Academic institutions, hospitals, governmental agencies and other public or private research organizations are also conducting research and seeking patent protection, and may develop competing products or technologies on their own or through joint ventures. In addition, recently developed technologies or technologies that may be developed in the future are, or may be, the basis for competitive products. There can be no assurance that our competitors will not succeed in developing technologies and products that are more effective or less costly than our technology or proposed products, or that could render our technology or proposed products obsolete.

ANTEX DOES NOT OWN OR LEASE ANY COMMERCIAL MANUFACTURING FACILITIES, AND EXPECTS TO RELY SUBSTANTIALLY ON OTHER PARTIES FOR THE MANUFACTURE, MARKETING AND DISTRIBUTION OF ITS PROPOSED PRODUCTS. ANY FAILURE ON THE PART OF THESE OTHER PARTIES TO MANUFACTURE, MARKET OR DISTRIBUTE OUR PROPOSED PRODUCTS IN A SATISFACTORY MANNER COULD HAVE A NEGATIVE EFFECT ON OUR REVENUES AND PROFITABILITY.

      Antex does not own or lease any commercial manufacturing facilities. If any of our proposed products are successfully developed and introduced commercially, we may seek to manufacture, market or distribute these products through third parties under licensing, distribution or similar collaborative arrangements. We cannot assure you that third parties will perform their obligations under these arrangements in a satisfactory manner. For example, the parties on which we may rely for manufacturing, marketing and distribution of our proposed products may not place the same degree of importance on their relationship with us as we place on the relationship. This would most likely occur in situations where the other party to the licensing, distribution, or similar collaborative arrangement is much larger than we are. Although unsatisfactory performance may violate any contracts we have with these parties, the remedies available to us may not lead to a significant improvement in performance or undo any damages resulting from unsatisfactory performance. Moreover, ending our relationship with the third party and creating a new relationship with another third party may prove costly or time consuming.

THE PARTICIPATION IN THE MARCH 2000 PRIVATE PLACEMENT OF AN INDIVIDUAL WHO HAS BEEN CONVICTED OF SECURITIES FRAUD COULD MAKE IT DIFFICULT FOR ANTEX TO OBTAIN ADDITIONAL FINANCING OR ENTER INTO

ADDITIONAL LICENSING OR JOINT VENTURE AGREEMENTS. THESE DIFFICULTIES COULD HARM OUR ABILITY TO GENERATE REVENUES OR PROFITS AND MAY HAVE A NEGATIVE IMPACT ON THE PRICE AND LIQUIDITY OF OUR COMMON STOCK.

      Negotiations with respect to the terms of the March 2000 private placement were conducted primarily between Antex and David Blech. A large percentage of the investors purchasing units in the private placement were introduced by Mr. Blech. Although Mr. Blech himself did not acquire any securities in the private placement, entities related to Mr. Blech acquired, and to the knowledge of Antex currently hold, the following securities in, or in exchange for securities acquired in, the private placement: 851,061 shares of Antex common stock and 61,212 shares of Series A Convertible Preferred Stock (convertible into 1,224,242 shares of Antex common stock). Assuming conversion of the preferred stock (without giving effect to the exercise of any outstanding warrants or stock options), these related entities would own approximately 17% of the outstanding Antex common stock.

      In 1999, Mr. Blech pled guilty in a criminal proceeding to two counts of securities fraud and was sentenced to probation. In addition, in July 1999, the Securities and Exchange Commission filed a civil complaint against Mr. Blech claiming that Mr. Blech had manipulated the securities of at least six biotechnology companies by engaging in unauthorized trading and by causing false representations to be made. Mr. Blech also is one of several defendants in a pending class action law suit brought on behalf of plaintiffs who purchased the stock of 22 biotechnology companies that had been underwritten by Blech & Co., a registered broker-dealer of which Mr. Blech was the managing director and sole shareholder, or for which Blech & Co. was the principal market-maker. The suit alleges that Blech & Co., Mr. Blech and other defendants engaged in a scheme of market manipulation that had the purpose and effect of inflating the market prices for the 22 companies through sham or prearranged transactions during the period July 1991 through September 1994. Lastly, in 1996, Mr. Blech was censured and barred from associating with any member of the National Association of Securities Dealers, Inc. in any capacity by a Business Conduct Committee of NASD Regulation, Inc. for failing to respond to repeated requests for documentation pertaining to customer complaints.

      In connection with the private placement, Antex entered into an agreement with Mr. Blech designed to limit the involvement of Mr. Blech in the activities of Antex. Among other things, the agreement:

•	prohibits Mr. Blech and various entities related to Mr. Blech from soliciting any proxy or consent to vote the shares of capital stock of any Antex stockholder;

•	prohibits Mr. Blech and various entities related to Mr. Blech from purchasing any additional shares of Antex capital stock without the prior written consent of the Antex Board of Directors, for so long as Mr. Blech and these entities together own beneficially 5% or more of Antex capital stock;

•	restricts the access of Mr. Blech and various entities related to Mr. Blech to information about Antex not available to stockholders generally;

•	prohibits Mr. Blech and various entities related to Mr. Blech from engaging in any transaction with Antex other than in the ordinary course of business;

•	prohibits Mr. Blech from trading in Antex capital stock, or from causing various entities related to Mr. Blech to trade in Antex capital stock, for so long as Mr. Blech and these entities together own beneficially 5% or more of Antex capital stock; and

•	prohibits Mr. Blech and various entities related to Mr. Blech from making any public statements about Antex or their investment in Antex, except to the extent informed by counsel that any of these public statements is required by law, for so long as Mr. Blech and these entities together own beneficially 5% or more of Antex capital stock.

      In addition, various entities related to Mr. Blech have granted to the Chairman of Antex an irrevocable proxy to vote their shares of Antex common stock in proportion to the vote cast by all other stockholders on any matter submitted to the vote of the stockholders. This proxy will remain in effect for so long as the Antex common stock is listed on the American Stock Exchange, any other national securities exchange, the Nasdaq National Market, or the Nasdaq SmallCap Market.

      Antex’s association with Mr. Blech could create difficulties in obtaining additional financing and in finding new partners for licensing or other cooperative arrangements. In either case, this could have a negative impact on our ability to generate revenues or profits. Our association with Mr. Blech also may have adverse legal consequences, including:

•	the inability to qualify our securities for sale in one or more states; and

•	our disqualification from various exemptions under the federal securities laws which would allow us to offer or sell our securities without registration under the Securities Act.

      A failure to qualify our securities for sale in one or more states may reduce the number of investors who can purchase our common stock, thereby making our common stock less liquid and reducing the price of our common stock. Also, an inability to take advantage of exemptions under the federal securities laws could increase the cost of raising additional funds.

OUR SUCCESS DEPENDS ON THE ATTRACTION AND RETENTION OF HIGHLY QUALIFIED SCIENTIFIC AND BUSINESS PERSONNEL. A FAILURE TO ATTRACT AND RETAIN HIGHLY QUALIFIED SCIENTIFIC AND BUSINESS PERSONNEL COULD HAVE A NEGATIVE IMPACT ON OUR ABILITY TO GENERATE REVENUES AND PROFITS.

      We are highly dependent on the principal members of our management and scientific staff. We have entered into employment contracts with our executive management and maintain key-man insurance on the life of Dr. Esposito in the amount of $2,000,000. However, we cannot assure you that the employment contracts will retain the executive management. Also, we cannot assure you that the $2,000,000 key-man insurance policy would adequately compensate us for the loss of Dr. Esposito’s services.

      We also depend to a large extent on the ability to attract and retain highly qualified scientific and business personnel. Our need for highly qualified scientific and business personnel will increase if we decide to manufacture or directly market and sell a significant portion of our products, since we currently have little experience in this area. We face competition for scientific and business personnel from other companies, research and academic institutions, government entities and other organizations. We cannot assure you that we will be successful in hiring and retaining the personnel we require for the commercial development of our proposed products.

OUR BUSINESS MAY EXPOSE US TO LEGAL CLAIMS BASED ON PRODUCT LIABILITY. A PRODUCT LIABILITY SUIT COULD IMPOSE SIGNIFICANT COSTS ON US.

      Our business will expose us to product liability risks that are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. We cannot assure you that we will not be involved in claims for product liability. Product liability insurance for the types of products we are proposing is generally very expensive, and may prove unavailable. We may not be able to obtain or maintain product liability insurance on acceptable terms, and any insurance we do obtain may not provide us with adequate protection. Litigation relating to claims for product liability could consume a substantial portion of our resources and harm our financial position even if we are ultimately successful.

OUR ABILITY TO USE NET OPERATING LOSSES TO REDUCE TAXES IN FUTURE YEARS WILL BE LIMITED BY PAST AND FUTURE CHANGES IN OUR OWNERSHIP AND COULD DISAPPEAR ENTIRELY IF WE DO NOT USE THE NET OPERATING LOSSES BY VARIOUS CUT-OFF DATES.

      Due to various changes in our ownership, as determined in accordance with the Internal Revenue Code, our ability to use net operating loss carryforwards generated during periods prior to April 1995 is limited. A further substantial change in our ownership could further limit the use of our existing net operating loss carryforwards and credits. As of December 31, 1999, we had net operating loss carryforwards of approximately $16,000,000 for federal and state tax reporting purposes. These carryforwards will expire at various dates during the period from 2006 to 2019.

ANTEX DOES NOT ANTICIPATE PAYING CASH DIVIDENDS ON THE COMMON STOCK. AN INVESTMENT IN ANTEX COMMON STOCK MAY NOT BE APPROPRIATE FOR INVESTORS WHO ARE SEEKING CURRENT INCOME FROM DIVIDENDS.

      Antex has not paid any cash dividends on its common stock since its inception and does not anticipate paying cash dividends in the foreseeable future. Rather, we intend to retain any cash flow we generate for investment in our business. An investment in the common stock is not likely to generate income from dividends in the foreseeable future, and accordingly the common stock may not be suitable for investors who are seeking current income from dividends.

THE BOARD OF DIRECTORS HAS THE AUTHORITY TO CAUSE ANTEX TO ISSUE PREFERRED STOCK WITH TERMS AND PROVISIONS THAT ADVERSELY AFFECT THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

      Our certificate of incorporation allows Antex to issue, without a stockholder vote, up to 5,000,000 shares of preferred stock on terms that may be fixed from time to time by the board of directors. The preferred stock may contain provisions that adversely affect the rights of investors in our common stock. For example, the preferred stock may have priority claims on our assets or dividends and special voting rights. The ability to issue shares of preferred stock to a person or group that is sympathetic to existing management could have the effect of making a possible takeover of Antex more difficult in a situation where stockholders would be entitled to receive a premium for their shares.

DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION CONTAIN PROVISIONS THAT COULD DISCOURAGE A CHANGE IN CONTROL OF ANTEX, EVEN WHEN A CHANGE IN CONTROL COULD PROVE BENEFICIAL TO ANTEX STOCKHOLDERS.

      Delaware law contains provisions that may discourage attempts to acquire Antex, which, in turn, may deprive our stockholders of the opportunity to sell their securities at above-market prices.

      Antex is subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with a party who is an “interested stockholder” for a period of three years after the time of the transaction in which the party became an interested stockholder, unless at least one of the following conditions is met: (1) prior to the time the party became an interested stockholder, the board of directors approved the business combination or the transaction which resulted in the party becoming an interested stockholder; (2) upon becoming an interested stockholder, the party owns at least 85% of the Delaware corporation’s “voting securities”; or (3) subsequent to the party becoming an interested stockholder, the business combination is approved by both the Delaware corporation’s board of directors and its stockholders.

      A “business combination” is generally defined to include mergers, asset sales and various other transactions. An “interested stockholder” is generally defined as a person who, through affiliates or associates, owns 15% or more of a corporation’s voting stock, or did own, within the prior three years, 15% or more of a corporation’s voting stock. Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election.

ANTEX’S CLASSIFIED BOARD OF DIRECTORS MAKES IT MORE DIFFICULT FOR STOCKHOLDERS TO REPLACE EXISTING MANAGEMENT.

      Our certificate of incorporation provides for the division of the board of directors into three classes, with the members of each class serving for staggered three-year terms. This could delay, or render more difficult, changes in the management of Antex, including changes that are supported by a majority of the stockholders.

ANTEX COMMON STOCK HAS BEEN LISTED ON THE AMERICAN STOCK EXCHANGE. WE CAN OFFER NO ASSURANCE AS TO THE QUALITY OF THE TRADING MARKET FOR OUR COMMON STOCK ON THE AMERICAN STOCK EXCHANGE.

      On August 24, 2000, Antex common stock began trading on the American Stock Exchange. The common stock had previously traded on the OTC Bulletin Board. We listed the common stock on the American Stock Exchange in an effort to improve the quality of the market for the stock. However, listing does not guarantee a liquid trading market for the common stock.

\

We cannot predict the extent to which listing will lead to the development of an active trading market for our stock.

FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus or incorporated by reference in this prospectus are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of Securities Exchange Act. Forward-looking statements are statements that relate to future events or results that involve known and unknown risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by a forward-looking statement. In evaluating forward-looking statements, you should consider the risks outlined in the “Risk Factors” section above, as well as general economic and business conditions, our financial condition, and possible changes in government regulation. These factors may cause our actual results, performance or activities to differ materially from the future results expressed or implied by such forward-looking statements. Although Antex believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

WHERE YOU CAN FIND MORE INFORMATION

      Antex files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may inspect and copy these documents at the SEC’s public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC’s Northeast Regional Office at Seven World Trade Center, New York, New York 10048, and at the Midwest Regional Office at 500 West Madison Street, Chicago, Illinois 60611-2511. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also obtain, upon payment of a duplicating fee, copies of Antex’s SEC filings by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Antex’s SEC filings also are accessible through the Internet at the SEC’s web site at http://www.sec.gov.

      The SEC allows Antex to “incorporate by reference” into this prospectus information contained in other documents that Antex files with the SEC, which means that Antex can disclose important information by referring to those other documents. The information incorporated by reference is considered part of this prospectus, and information contained in documents that Antex files later with the SEC will automatically update and may supersede this information. For further information about Antex and the securities being offered by the selling stockholders, you should refer to the following documents filed by Antex with the SEC, which are incorporated by reference:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999;

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2000;

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2000;

•	Current Reports on Form 8-K dated May 5, 2000, July 11, 2000, and July 31, 2000; and

•	The description of the Antex common stock contained in Antex’s Registration Statement on Form 8-A, filed on August 18, 2000, and any amendment or report filed for the purpose of updating the description contained in the Form 8-A.

      Antex also incorporates by reference into this prospectus, all documents that it files under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering by the selling stockholders of the shares covered by this prospectus.

      You may request a copy of any or all of the documents incorporated by reference by writing to or telephoning Antex at:

Antex Biologics Inc. 300 Professional Drive Gaithersburg, Maryland 20879 (301) 590-0129
Attention:	Gregory C. Zakarian Chief Financial Officer

Antex will provide, at no charge, copies of all documents requested. However, Antex will not provide the exhibits to any document requested unless the exhibit is specifically incorporated by reference into the requested document or this prospectus.

USE OF PROCEEDS

      Antex will not receive any proceeds from the sale by the selling stockholders of the shares of Antex common stock offered by the prospectus. Antex will, however, receive proceeds from the sale to the selling stockholders of the shares of Antex common stock offered by this prospectus that are issuable upon the exercise of warrants. These proceeds will be used by Antex for general corporate purposes.

SELLING STOCKHOLDERS

      The shares of Antex common stock covered by this prospectus consist of shares offered for resale by:

•	the purchasers of securities from Antex in the March 2000 private placement financing;

•	SmithKline Beecham Biologicals Manufacturing s.a.; and

•	First Security Van Kasper.

THE PRIVATE PLACEMENT SHARES

      On March 15, 2000, Antex completed an equity financing by means of a private placement of its securities. In connection with the financing, Antex entered into a Registration Rights Agreement with the purchasers of the securities in which Antex agreed to register for resale by the purchasers the shares of Antex common stock issued in the financing, as well as the shares of Antex common stock issuable upon the conversion or exercise of additional securities issued in the financing. The following description of the securities issued in connection with the private placement gives effect to Antex’s one-for-five reverse stock split on July 19, 2000.

      In the private placement, Antex issued:

•	3,743,573 shares of Antex common stock.

•	61,212 shares of Series A Convertible Preferred Stock: Beginning on March 15, 2001, each one share of this preferred stock is convertible, at the option of the holder, into 20 shares of Antex common stock.

•	18,717,864 Class A Warrants: Each Class A Warrant has a five-year term and entitles the holder to purchase one-fifth of a share of Antex common stock at an exercise price of $1.50 per warrant ($7.50 per share). At the election of Antex, the Class A Warrants may be redeemed, upon 30 days prior written notice to the holders, at a redemption price of $0.10 per warrant, if after September 15, 2001, the average market price of Antex common stock exceeds $37.50 per share for 20 consecutive trading days or if after March 15, 2002, the average market price of Antex common stock exceeds $22.50 per share for 20 consecutive trading days. Subsequent to the completion of the private placement, several holders of Class A Warrants exchanged 1,155,303 warrants for 55,636 shares of Antex common stock, leaving 17,562,561 Class A Warrants outstanding.

•	6,121,211 Class B Warrants: Each Class B Warrant had a five-year term and entitled the holder to purchase one-fifth of a share of Antex common stock at an exercise price of $1.50 per warrant ($7.50 per share). The Class B Warrants were not exercisable until March 15, 2001. Subsequent to the completion of the private placement, the holder of the Class B Warrants exchanged all of the outstanding warrants for 294,776 shares of Antex common stock.

•	3,409,091 Class C Warrants: Each Class C Warrant has a five-year term and becomes exercisable beginning on March 15, 2001, to purchase one-fifth of a share of Antex common stock at an exercise price of $0.66 per warrant ($3.30 per share). The Class C Warrants are not redeemable. Subsequent to the completion of the private placement, holders of 2,799,091 Class C Warrants exchanged the warrants for 134,794 shares of Antex common stock, leaving 610,000 Class C Warrants outstanding.

•	3,409,091 Class D Warrants: Each Class D Warrant has a five-year term and becomes exercisable beginning on March 15, 2001, to purchase one-fifth of a share of Antex common stock at an exercise price of $1.50 per warrant ($7.50 per share). The Class D Warrants are not redeemable. Subsequent to the completion of the private placement, holders of 2,799,091 Class D Warrants exchanged the warrants for 134,794 shares of Antex common stock, leaving 610,000 Class D Warrants outstanding.

      This prospectus covers the resale of shares of Antex common stock issued in the private placement and issued in exchange for warrants issued in the private placement, as well as the resale of the shares of Antex common stock issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of the Class A Warrants, the Class C Warrants, and the Class D Warrants.

      The following table sets forth, as of October 1, 2000, as to each selling stockholder:

•	the number of shares of Antex common stock issued in connection with the private placement that are held by each of the selling stockholders, plus the number of shares of Antex common stock issuable upon the conversion of the Series A Preferred Stock, if any, and upon the exercise of the Class A Warrants, Class C Warrants, and Class D Warrants, if any, that are held by the selling stockholder, in each case prior to the commencement of the offering described in this prospectus, and

•	the number of shares of Antex common stock being offered for sale by each of the selling stockholders.

      The selling stockholders may own additional shares of Antex common stock that they acquired other than in the private placement. Any such additional shares are not being offered for sale under this prospectus. Antex is not aware if, or of the extent to which, a selling stockholder, upon the completion of the sale of the shares of Antex common stock covered by this prospectus, will continue to own other shares of Antex common stock.

	Number of Shares Held Prior to the Offering
		Issuable upon
		the Conversion	Issuable
		of Series A	Upon	Issuable Upon	Issuable Upon	Number of
		Convertible	Exercise of	Exercise of	Exercise of	Shares Being
	Common	Preferred	Class A	Class C	Class D	Offered for
	Stock	Stock	Warrants	Warrants	Warrants	Sale
Alexander, Jeffrey	7,575		7,575			15,150
Alexander, Lorie	7,575		7,575			15,150
Anfel Trading Limited	75,757		75,757			151,514
ATU Holdings LLC	80,000		80,000			160,000
Austost Anstalt Schaan	90,909		90,909			181,818
Azrak, Marvin	15,151		15,151			30,302
Balmore S.A.	151,515		151,515			303,030
Baron, Jeffrey	22,727		22,727			45,454
Barros, Arnaldo and Maria	60,606		60,606			121,212
Biotech Consulting Group,	19,262					19,262
Incorporated
Blech Family Trust	93,059					93,059
Block, Ira and Rosenfeld, Madelon	4,545		4,545			9,090
Britannica Associates Limited	71,969		71,969			143,938
Bulkley, Frank, III	7,575		7,575			15,150

Central Yeshiva Beth Joseph	60,606		60,606			121,212
Chassman Graphics	56,400					56,400
Chassman, Frederick	4,545		4,545			9,090
CHL Medical Partners, L.P.	303,030		303,030	60,000	60,000	726,060
Chung, Peter S.	3,030		3,030			6,060
Dan Ventures, LLC	60,606		60,606			121,212
Dare Investments, Inc.	15,151		15,151			30,302
De, Indrajit	5,500		5,500			11,000
Donehew, Robert H.	4,545		4,545			9,090
Ellis Enterprises	15,151		15,151			30,302
Ensley, Burt and Carolyn	7,575		7,575			15,150
Eros, Stella, Trust	102,272		102,272			204,544
Falco, Robert	7,600		7,600			15,200
Faskowitz, Moshe and Fagie	12,121		12,121			24,242
Faskowitz, Rose	10,606		10,606			21,212
Fiedler, David	7,600		7,600			15,200
Fiedler, Saul and Deena	7,600		7,600			15,200
First Lincoln Holdings, Inc.	454,545		454,545			909,090
Fried, Dora	15,151		15,151			30,302
Fullerton, William H., III	6,060		6,060			12,120
G.I.G. Capital Partners, Inc.	75,757		75,757			151,514
Guido, Albert V.	5,000		5,000			10,000
H.A.A., Inc.	30,303		30,303			60,606
Hamaayan Institute	30,303		30,303			60,606
Harbor Trust	682,340	1,224,242				1,906,582
Harris, Tehillah	10,606		10,606			21,212
Havas, Josef	15,151		15,151			30,302
Honig, Ira	1,515		1,515			3,030
Janssen Partners, Inc.	30,303		30,303			60,606
Jesselson, Michael G., 4/8/71 Trust	75,757		75,757			151,514
Jesselson, Benjamin J.,	75,757		75,757			151,514
8/21/74 Trust
Jesselson, Grandchildren 10/83 Trust	75,757		75,757			151,514
FBO
Jesselson, Michael G.	75,757		75,757			151,514
Krumholz, Cary	7,600		7,600			15,200
Leval Trading, Inc.	90,909		90,909			181,818
Levitin, Eli	15,151		15,151			30,302
Lichtenstein, George	60,606		60,606			121,212
M & G Equities	75,757		75,757			151,514
MacDonald, Lawrence P.	3,030		3,030			6,060
Magic Consulting Corp.	7,575		7,575			15,150
Marlow, Martin	7,575		7,575			15,150
Mayer, Jack N.	15,151		15,151			30,302
Milstein, Howard P.	75,757		75,757			151,514
Momar Corp.	150,000		150,000			300,000
MPI Partners	5,000		5,000			10,000
MWDD Partnership	15,151		15,151			30,302
Nichols, Alexandra	4,545		4,545			9,090
Nordberg Capital Group Inc.	15,151		15,151			30,302
Nordberg, Elizabeth A.	6,060		6,060			12,120
Nordberg, Gerald, Pension Plan	6,060		6,060			12,120
Nordberg, Meredith B.,	6,060		6,060			12,120
Family Trust
O'Connor, Francis G.	7,575		7,575			15,150
Palermo, Joseph	6,060		6,060			12,120
Pasqua, William	30,303		30,303			60,606
Penner, Joseph A.	10,000		10,000			20,000

Perrault, David A.	7,600	7,600			15,200
Plummer, Rickardo	1,515	1,515			3,030
PRISM Ventures			12,000	12,000	24,000
Prudential Securities C/F,	60,606	60,606			121,212
Dorothy Merlo Prodani
Roan/Meyers Associates, L.P.			50,000	50,000	100,000
Rosenfeld, Joel	7,575	7,575			15,150
Safier, Jacob	15,151	15,151			30,302
SAM Vitamin dba GNC 6510	7,575	7,575			15,150
Schick, Marvin	37,878	37,878			75,756
Schneider, Howard M.	7,575	7,575			15,150
Shapiro, Abraham	7,575	7,575			15,150
Shapiro, Stanley K.	22,800	22,800			45,600
Sheehy, James P.	30,303	30,303			60,606
Siegmund, Jacqueline	5,454	5,454			10,908
Silva, Jose F.	1,515	1,515			3,030
Steifman, Michael	30,303	30,303			60,606
Stone, Richard B.	30,303	30,303			60,606
Strata Equities Ltd.	30,303	30,303			60,606
Suster, Ronald	6,060	6,060			12,120
Swetnick, Robert N.	15,000	15,000			30,000
Talbiya B. Investments Ltd.	30,303	30,303			60,606
Tenenbaum, Judy	6,060	6,060			12,120
Tuchman, Nelson	30,303	30,303			60,606
Veraro, Inesa	30,303	30,303			60,606
Weinreb, Zvi	75,757	75,757			151,514
Weiss, Howard	7,575	7,575			15,150
Wilson, F. Bradford, Jr.	3,030	3,030			6,060
Wolfson, Aaron	30,303	30,303			60,606
Wolfson, Abraham	22,727	22,727			45,454
Wolfson, Morris	15,151	15,151			30,302
Zabel, Martin and Kramer, Paula	7,575	7,575			15,150
Zalk, Laurence	30,303	30,303			60,606
Zises, Jay	75,757	75,757			151,514

      Except as set forth in this paragraph, none of the selling stockholders listed above, within the past three years, has held any office or position, or has had any other material relationship, with Antex or its affiliates, other than as a holder of Antex securities. In connection with the private placement, the following selling stockholders received for services rendered the compensation indicated (the following numbers, except as otherwise indicated, have not been adjusted to give effect to the reverse stock split):

•	Harbor Trust — 1,666,666 shares of Series A Convertible Preferred Stock. In addition, Harbor Trust received 1,666,666 Class B Warrants, 2,599,091 Class C Warrants, and 2,599,091 Class D Warrants, which were all subsequently exchanged for 545,103 post-split shares of Antex common stock.

•	CHL Medical Partners, L.P. — 300,000 Class C Warrants and 300,000 Class D Warrants.

•	Roan/Meyers Associates, L.P. — $100,000 cash payment, 250,000 Class C Warrants and 250,000 Class D Warrants.

•	The Biotech Consulting Group, Incorporated — 200,000 Class C Warrants and 200,000 Class D Warrants, which were subsequently exchanged for 19,262 post-split shares of Antex common stock.

•	PRISM Ventures — 60,000 Class C Warrants and 60,000 Class D Warrants.

THE SMITHKLINE BEECHAM BIOLOGICALS MANUFACTURING S.A. SHARES

      In 1996, Antex entered into a series of agreements with SmithKline Beecham Corporation to establish MicroCarb Human Vaccines Inc., a joint venture 73.75% owned by Antex and 26.25% owned by SmithKline Beecham Biologicals Manufacturing s.a., a Belgium affiliate of SmithKline Beecham Corporation. The purpose of the joint venture was to engage in research and development with the goal of developing human vaccine products for commercial sale. Included among the terms of the arrangement was the right of SmithKline Beecham Biologicals Manufacturing s.a., exercisable prior to September 1, 2003, to exchange its 26.25% equity interest in the joint venture for 3,595,264 (719,052 post-split) shares of Antex common stock.

      Effective September 1, 1999, Antex and SmithKline decided to terminate the joint venture, and in connection with the termination SmithKline Beecham Biologicals Manufacturing s.a. elected to convert its equity interest into the number of shares of Antex common stock referred to above. Under the terms of a Registration Rights Agreement, SmithKline Beecham Biologicals Manufacturing s.a. has the right to require Antex to include in a registration statement that Antex otherwise files with the Securities and Exchange Commission the shares of Antex common stock acquired by SmithKline Beecham Biologicals Manufacturing s.a. in exchange for its joint venture interest. SmithKline Beecham Biologicals Manufacturing s.a. has elected to have its shares included in the registration statement to which this prospectus relates. Accordingly, this prospectus covers the resale of 719,052 shares of Antex common stock owned by SmithKline Beecham Biologicals Manufacturing s.a.

      Antex has been advised by SmithKline Beecham Biologicals Manufacturing s.a. that, as of October 1, 2000, it owned 671,340 additional shares of Antex common stock that it acquired from Antex upon the exercise of a warrant granted to it in connection with the formation of the joint venture. Because of the elapsed time from the date that SmithKline Beecham Biologicals Manufacturing s.a. acquired the warrant, SmithKline Beecham Biologicals Manufacturing s.a. can resell the shares of Antex common stock publicly without registration of the shares under the Securities Act.

      SmithKline Beecham Biologicals Manufacturing s.a. has agreed with Antex that if, prior to May 6, 2006, it proposes to sell 5% or more of the then outstanding shares of Antex common stock, it will first offer the shares to Antex. SmithKline Beecham Biologicals Manufacturing s.a. and its affiliates also have agreed that, for a period of ten years beginning on May 6, 1996, they will not acquire, subject to several exceptions, any equity securities of Antex if, as a result of the acquisition, they would own more than 28% of the outstanding securities of the class of equity securities.

      Combining the shares that SmithKline Beecham Biologicals Manufacturing s.a. acquired in connection with the termination of the joint venture with the remaining shares that it holds as the result of the warrant exercise, SmithKline Beecham Biologicals Manufacturing s.a., as of

October 1, 2000, owned approximately 12.7% of the outstanding shares of Antex common stock. The number of shares owned by SmithKline Beecham Biologicals Manufacturing s.a. after the completion of the sale of the shares offered by SmithKline Beecham Biologicals Manufacturing s.a. under this prospectus will depend on the extent of its sales of the shares acquired upon the exercise of the warrant during the period prior to the completion of the sales offered by SmithKline Beecham Biologicals Manufacturing s.a. under this prospectus. Assuming no shares issued upon the exercise of the warrant were sold during this period, SmithKline Beecham Biologicals Manufacturing s.a. would continue to own approximately 6.1% of the outstanding shares of Antex common stock.

      Currently, SmithKline Beecham plc, an affiliate of SmithKline Beecham Corporation and SmithKline Beecham Biologicals Manufacturing s.a., holds an exclusive, worldwide license to develop, make, use and sell any product embodying or utilizing the intellectual property of Antex relating to prophylactic or therapeutic human vaccines for five different infectious agents, and is obligated to make certain milestone and royalty payments to Antex in connection with the commercialization of one or more products. In 1998 and 1999, and for the six-month period ended June 30, 2000, Antex recognized revenues from SmithKline Beecham Corporation and its affiliates of $3,847,977, $2,520,338, and $106,873, respectively, primarily for services provided to the joint venture.

THE FIRST SECURITY VAN KASPER SHARES

      In April 2000, Antex entered into an agreement with First Security Van Kasper under which that company agreed to provide general financial advisory services to Antex. In consideration, Antex has paid a one-time retainer of $50,000, has issued to First Security Van Kasper a five-year warrant to purchase 10,000 shares of Antex common stock at an exercise price of $7.8125 per share, and would be required to pay to First Security Van Kasper a success fee if Antex were to complete any of a number of various transactions. Antex has been advised by First Security Van Kasper that, as of October 1, 2000, it did not own any shares of Antex common stock. This prospectus offers for sale the shares of Antex common stock that First Security Van Kasper would acquire if it were to exercise the warrant.

PLAN OF DISTRIBUTION

MANNER OF DISTRIBUTION BY SELLING STOCKHOLDERS

      The selling stockholders (which, for purposes of this discussion, includes any pledgees or donees of the selling stockholders specifically identified in this prospectus) may, but are not required, to sell their shares, and may choose to sell shares at any time and from time to time. A selling stockholder may elect to offer shares for sale through or to securities dealers or securities brokers. If a dealer is used in the sale, the selling stockholder will sell the shares to the dealer as principal and the dealer may then resell the shares to the public at varying prices to be determined by the dealer at the time of resale. If a broker is used in the sale, the broker will resell the shares for the account of the selling stockholder on a best efforts basis and will receive compensation in the form of a commission from the selling stockholder. A selling stockholder also may choose to sell shares directly to one or more purchasers in privately negotiated transactions without the involvement of a broker or dealer.

      The selling stockholders, and any dealers or brokers that participate in the distribution of the shares, may be deemed “underwriters” as that term is defined in the Securities Act, and any profit, discounts, commissions or concessions they receive in connection with sales of the shares may be deemed underwriting discounts and commissions under the Securities Act. Antex has advised the selling stockholders that if their resale of the shares constitutes a distribution within the meaning of the Securities Act, they must comply with the requirements of the Securities Act, all applicable rules and regulations under the Securities Act, and Regulation M under the Securities Exchange Act.

REGISTRATION OF COMMON STOCK

      In the Registration Rights Agreement entered into with the investors in the private placement financing, Antex has undertaken to use its best efforts to cause the Registration Statement to which this prospectus relates to remain effective until all of the shares covered by this prospectus either have been resold in a transaction that does not require the imposition of resale restrictions on the shares or all of the selling stockholders can resell their shares without registration in accordance with the provisions of Rule 144(k) under the Securities Act. Antex has agreed to pay all fees, costs, and expenses incidental to registration of the shares offered for sale by the private placement investors, except that the private placement investors have agreed to pay any underwriting discounts and commissions and transfer taxes incurred by them in connection with the resale of their shares.

      In the Amended and Restated Registration Rights Agreement entered into with SmithKline Beecham Biologicals Manufacturing s.a., Antex has undertaken to use its best efforts to cause the Registration Statement to which this prospectus relates to remain effective. Antex will pay all fees, costs, and expenses incidental to registration of the shares offered for sale by SmithKline Beecham Biologicals Manufacturing s.a., except that SmithKline Beecham Biologicals Manufacturing s.a. will pay any underwriting discounts and commissions and transfer taxes incurred by it in connection with the resale of its shares.

      Under the terms of the warrant issued to First Security Van Kasper, Antex has agreed, upon the request of First Security Van Kasper, to include in any registration statement that Antex otherwise files the 10,000 shares issuable upon the exercise of the warrant. Antex has received such a request from First Security Van Kasper. As provided in the warrant, Antex is required to use its best efforts to cause the Registration Statement to which this prospectus relates to remain current for 180 days after it is declared effective. Antex is responsible for all fees and expenses of the registration. First Security Van Kasper is responsible for any broker’s fees or other direct marketing expenses.

      Antex has agreed to indemnify the private placement selling stockholders, SmithKline Beecham Biologicals Manufacturing s.a., and First Security Van Kasper for certain liabilities and expenses, including certain liabilities arising under the federal securities laws, should they arise.

LEGAL MATTERS

      The validity of the securities offered by means of this prospectus will be passed upon for Antex by Covington and Burling, Washington, D.C., counsel to Antex.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an itemized statement of the expenses expected to be incurred in connection with the offer and sale of the shares of Common Stock covered by this Registration Statement:

Securities and Exchange Commission Registration Fee	$ 8,448

Printing and Duplication Expenses	10,000

Legal Fees and Expenses	35,000

Accounting Fees and Expenses	20,000

Miscellaneous	5,000

Total	$ 78,448

      All expenses, except for the SEC registration fee, are estimates.

      The selling stockholders will not bear any portion of the foregoing expenses, but may pay fees in connection with the resale of the shares of Common Stock to or through securities brokers and/or dealers in the form of markups, markdowns, or commissions. The selling stockholders also will be responsible for the fees and disbursements of counsel and accountants, if any, retained by the selling stockholders, and any other fees and expenses not expressly agreed to be borne by the Registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), Article Eighth of the Registrant’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 145 of the DGCL provides that a corporation may, under certain circumstances, indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement, provided that such expenses have been actually and reasonably incurred by the directors and officers by reason of their capacity as such. Article Thirteenth of the Registrant’s

Certificate of Incorporation requires the Registrant to indemnify, to the fullest extent permitted by the DGCL, as amended from time to time, any person who is, was, or has agreed to become a director or officer of the Registrant against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person.

      The Registrant maintains, at its expense, a policy of insurance that insures its directors and officers, subject to certain exclusions or deductions that are usual in such insurance policies, against certain liabilities that may be incurred in those capacities, including liabilities arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

ITEM 16. EXHIBITS

EXHIBIT NO.

4.1	Amended and Restated Registration Right Agreement, dated September 13, 1999, between the Registrant and SmithKline Beecham Biologicals Manufacturing s.a.*

4.2	Registration Rights Agreement, dated as of March 15, 2000, between the Registrant and each purchaser of Units or recipient of Warrants **

4.3	Warrant Agreement, dated as of March 15, 2000, between the Registrant and American Stock Transfer & Trust Company, as warrant agent, with forms of Class A Warrant, Class B Warrant, Class C Warrant and Class D Warrant attached **

4.4	Certificate of the Designations, Voting Powers, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Convertible Series A Preferred Stock of the Registrant, dated March 15, 2000 **

5.1	Opinion of Covington & Burling ***

23.1	Consent of Covington & Burling, included in Exhibit 5.1

23.2	Consent of PricewaterhouseCoopers LLP ***

*	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed October 28, 1999.

**	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 22, 2000.

***	Filed herewith.

ITEM 17. UNDERTAKINGS

      (a) The Registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 and Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the

Registrant’s charter documents, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland on November 8, 2000.

Antex Biologics Inc.

By:	/s/ V.M.Esposito V.M. Esposito Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints V.M. Esposito and Gregory C. Zakarian, and each of them, as his true and lawful attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the person might or could do in person, hereby ratifying and confirming what each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	DATE

/s/ V.M. Esposito V.M. Esposito Chairman and Chief Executive Officer (Principal Executive Officer)	November 8 , 2000

/s/ Gregory C. Zakarian Gregory C. Zakarian Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 8 , 2000

/s/ Charles J. Coulter Charles J. Coulter Director	November 8 , 2000

/s/ Robert L. Curry Robert L. Curry Director	November 8 , 2000

/s/ Donald G. Stark Donald G. Stark	November 8 , 2000

EXHIBIT INDEX

EXHIBIT		PAGE NO.

5.1	Opinion of Covington & Burling

23.2	Consent of PricewaterhouseCoopers LLP